Exhibit 99.2

FISCAL 2019 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 20, 2019 / 08:00 AM EDT

On August 20, 2019, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2019 fourth quarter, ended June 30, 2019. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Alexander Yearley Draper SunTrust Robinson Humphrey, Inc., Research Division – MD of Equity Research

Charles Rhyee Cowen and Company, LLC, Research Division – MD & Senior Research Analyst

Dolph B. Warburton Nephron Research LLC – Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

John Wilson Ransom Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Kevin Caliendo UBS Investment Bank, Research Division – Equity Research Analyst of Healthcare IT and Distribution

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Senior Publishing Analyst

Michael Aaron Cherny BofA Merrill Lynch, Research Division – Director

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Steven James Valiquette Barclays Bank PLC, Research Division – Research Analyst

Yueli Zhang Citigroup Inc, Research Division – Healthcare IT Senior Associate

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Premier, Inc. Fourth Quarter and Full Year 2019 Results and Conference Call. (Operator Instructions) As a reminder, this conference maybe recorded.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

I would now like to turn the conference over to Jim Storey of Investor Relations. You may begin.

James R. Storey - Premier, Inc. - VP of IR

Thank you, Sonia, and welcome, everyone, to Premier, Inc.’s Fiscal 2019 Fourth Quarter Conference Call.

Our speakers today are Susan DeVore, Chief Executive Officer; Mike Alkire, President; and Craig McKasson, Chief Administrative and Financial Officer. Susan, Mike and Craig will review the year and quarter’s performance, provide an operations update and discuss our outlook for fiscal 2020.

Before we get started, I want to remind everyone that copies of our earnings release and supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2019 Form 10-K, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Thanks, Jim, and welcome, everyone, to our conference call. Today, we’ll recap our fourth quarter and fiscal 2019 performance, provide updates on our strategic objectives and discuss our outlook for fiscal 2020 in detail, leaving sufficient time for Q&A.

So I’ll start today with a quick overview of our performance and highlight the opportunities that we see ahead. Results from our continuing operations for both the quarter and fiscal year were consistent with our previous expectations, as we continue to collaborate with our large national footprint of member health systems and other providers to reduce cost and improve quality and safety.

A few quick highlights. Financially, we delivered 3% year-over-year growth in consolidated net revenue, 4% growth in non-GAAP adjusted EBITDA and achieved a 16% increase in non-GAAP adjusted fully distributed earnings per share.

We generated significant non-GAAP free cash flow in fiscal 2019 of $342.8 million, which equals 61% of non-GAAP adjusted EBITDA. We successfully completed the transaction to exit the specialty pharmacy business. And we maintained a strong balance sheet, which provides the ongoing flexibility to support our growth strategy, while also returning capital to our stockholders.

During the fiscal year, we completed our previously announced $250 million stock repurchase plan and announced Board authorization for a new $300 million stock repurchase plan for fiscal 2020.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Looking ahead, our financial outlook for fiscal 2020 anticipates a continued challenging market environment. Political and regulatory uncertainties, which continue to weigh on member decision-making in some areas, will likely intensify with the approaching presidential election, in which health care is already taking center stage.

Consistent with this market environment, we are experiencing some challenges in our Performance Services segment, where we also face uncertainty related to the significant reduction or elimination of the CMS hospital improvement project that we have participated in for the past 3 years.

At the same time, our Supply Chain Services segment has continued to deliver steady growth. In line with these factors, our financial guidance for fiscal 2020 projects modest year-over-year consolidated revenue and profitability growth.

As we begin the new fiscal year, we continue to operate from a position of financial strength, characterized by our flexible balance sheet and very strong free cash flow, and we are confident that Premier remains positioned to continue to successfully navigate the current environment, while positioning the company for the future.

Importantly, we continue to focus on expanding our supply chain business and improving the growth of our enterprise analytics and performance improvement capabilities. Our longer-term vision for these businesses remains consistent. In Supply Chain Services, our vision is to co-manage total supply chain costs by among other things, expanding our strong supply chain portfolio and technology-enabling all aspects of the supply chain spend.

In Performance Services, we are working to expand our market reach as a health care technology and data sciences business with wraparound implementation services, leveraging our capabilities to connect providers to payers, employers and life sciences companies to improve clinical outcomes and reduce costs.

We believe Premier has the right capabilities and offerings to continue delivering the unique and compelling value for our customers, which will help us deliver long-term growth and stockholder value.

Now let me turn the call over to Mike Alkire, our President, who will walk you through some of the initiatives that we’re pursuing.

Michael J. Alkire - Premier, Inc. - President & COO

Thank you, Susan, and thanks everyone for joining our call. Let me start with a few operational achievements for the year just ended. We continued to serve more than 4,000 hospitals and health systems across the U.S. and expanded the number of other providers and organizations with which we do business to approximately 175,000.

We increased the purchasing volume running through our GPO contracts to more than $61 billion. We maintained very high retention rates again this year, with a 97% retention rate for our group purchasing business and a 96% SaaS institutional renewal rate.

At the end of fiscal 2019, our member owner average tenure stood at approximately 20 years. And our annual member satisfaction survey showed we continue to be viewed by our members as a strategic partner or as an extension of their organization.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Looking forward, we remain focused on continued growth and are currently recruiting and hiring additional sales professionals to capitalize on identified opportunities. At the same time, we are committed to rightsizing other businesses within our portfolio to align with shifting market demands and are continuing to diligently manage costs.

Now I want to review some of the specific actions we are taking to augment our core capabilities and drive growth and stability in the current market environment, while at the same time supporting the longer-term vision that Susan just discussed.

First, we are leveraging our unique combination of data assets, analytics and other capabilities to continue developing a high-value care network linking employers and payers directly with providers to enable better clinical outcomes at reduced costs.

We have been investing in this longer-term strategic initiative over the past year and are targeting to engage major employers during the current fiscal year. As part of this initiative, we have teamed up with 2 major health plans to develop an innovative automated prior authorization solution. With one of these, Magellan Health, we’re collaborating together to deploy this unique prior authorization solution within the electronic health record and physician workflow at the point of care and are piloting the project with Hawaii Pacific Health, one of the largest health care providers in Hawaii.

The acquisition of Stanson Health and its clinical decision support technology represents a key part of this developing strategy and it’s also an attractive business in its own right. We acquired Stanson last November and it has generated excitement and new sales opportunities. We continue to build and integrate Stanson’s functionality with other Premier data assets and capabilities and expect it to be modestly accretive to earnings in fiscal 2020.

Second, while the broader provider market continues to experience more modest growth, we are leveraging certain businesses within our existing portfolio to capitalize on opportunities in adjacent markets. One of these is our applied sciences research business, which leverages our best-in-class data, subject matter expertise and our provider channel to generate real-world evidence that supports health care transformation.

While still a relatively small contributor to Performance Services segment revenue, we are pleased with its rapid growth rate and see continuing potential in the coming year. Additionally, this business is partnering with industry leaders to develop, test and scale real-world interventions for health care improvement.

A few examples. We are collaborating with major diagnostic, imaging and pharmaceutical companies to accelerate oncology innovations. And we are working with major pharmaceutical and device companies in collaboration with health care systems to evaluate and impact large populations of patients with complex conditions.

As Susan noted earlier, strategic acquisitions have always been carefully considered as part of our disciplined capital deployment strategy. While Stanson represents the most recent example of an M&A opportunity that we acted on, we are exploring other potential acquisition opportunities to add to or augment our capabilities in targeted areas of the business.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

On the supply chain side, for instance, we’re looking at ways to further improve our member supply chain processes using technology. We believe this will continue to position Premier as an embedded and centralized partner within our member supply chain operations.

On the Performance Services side, we’re exploring opportunities that would allow us to better support and accelerate the delivery of our high-value network strategy as well as capabilities that further enable the strategic evolution of our emerging automated prior authorization offering.

Let me conclude by reiterating that we remain disciplined and opportunistic. We are focused on pursuing value-creating opportunities in our current markets as well as in new markets. Premier continues to partner with our members to explore new and innovative ways to better manage cost and improve the quality and safety of care delivery, while creating long-term value for our stakeholders.

At the same time, of course, we remain committed to maintaining a strong balance sheet while returning capital to stockholders as part of our balanced capital allocation program. Thank you for your time today.

Now let me turn the call over to Craig McKasson, our Chief Administrative and Financial Officer.

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Thanks, Mike. As Susan highlighted, we completed the sale of certain assets related to the specialty pharmacy business and initiated activities to wind down and exit from that business in the fourth quarter. Accordingly and unless otherwise indicated, all results discussed during this call reflect our continuing operations.

Before we walk through the results, I do want to remind everyone that beginning in fiscal 2019, we adopted the new revenue recognition standard, ASC 606, using the modified retrospective approach, which means we did not restate prior year results under the new standard. As a result, we are comparing our fiscal 2019 fourth quarter and full year results using the new standard to prior year results under the previous revenue recognition standard, which means some of these comparisons may not be meaningful.

Before reviewing the quarter, I want to reiterate that our full fiscal year performance, excluding discontinued operations, met our expectations with consolidated net revenue of $1.22 billion, up 3% year-over-year; non-GAAP adjusted EBITDA of $561 million, up 4%; and non-GAAP adjusted fully distributed earnings per share of $2.66, up 16%.

Supply Chain Services revenue rose 4% year-over-year, driven by a 3% increase in net administrative fees revenue and a 7% rise in products revenue. And our Performance Services revenue growth was nominal.

Now let’s walk through the fourth quarter’s performance in more detail. As I discussed earlier in the year, we anticipated that fourth quarter year-over-year comparisons would be challenged, largely due to the timing of revenue recognition throughout the year under the new revenue standard, which resulted in stronger results in the first half of the year relative to the prior year under the previous standard, while setting up more difficult comparisons in the second half of fiscal 2019, particularly in the fourth quarter.

From a GAAP standpoint, consolidated fourth quarter net revenue of $316.2 million compared to $312.6 million a year ago. Supply Chain Services segment revenue was $227 million compared to $217.8 million from the same period a year ago. While net administrative fees revenue of $170.2 million increased from

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Fiscal 2019 Fourth Quarter Conference Call Transcript

the preceding quarter, it decreased by 1% from the same period a year ago. This is consistent with the assumptions and cadence we have previously discussed, given higher-than-anticipated recoveries of past due administrative fees and the timing of cash collections, which benefited revenue under the previous standard in the prior year fourth quarter.

Products revenue was $54.7 million compared to $43.8 million a year ago, primarily driven by growth in certain commodity product categories of our direct sourcing business as well as sales associated with aggregated purchasing of products.

Turning to the Performance Services segment. Fourth quarter revenue was $89.2 million compared to $94.8 million for the same period a year ago. The decrease was due to lower consulting revenue from cost management and quality and safety engagements, which was partially offset by growth in the clinical surveillance, cost management and clinical decision support areas of the technology business.

More specifically, we are experiencing lower demand for large performance-based cost management consulting engagements relative to last year, as many health care providers appear to be taking more of a wait-and-see approach given the market uncertainty, upcoming election and slower adoption and movement to value-based care models.

Performance Services revenue did benefit in the second half of fiscal 2019 from 2 large licensed safety engagements. While the majority of our technology revenue is SaaS based, we do also sell licenses for our safety and infection prevention technology. Under the new revenue standard, the majority of revenue associated with license engagements is recognized at contract signing, whereas under the previous standard, revenue was more ratably spread over the term of the contract.

Looking at profitability. GAAP net income was $70.2 million for the quarter compared to $101 million a year ago. After a GAAP-required non-cash negative adjustment of $297 million to reflect the increase in the redemption value of limited partners’ Class B common unit ownership based on the increase in our stock price during the period, we reported a GAAP net loss of $4.28 per share. Consolidated non-GAAP adjusted EBITDA was $139.9 million for the quarter compared to $147.7 million for the same period a year ago.

During the year, we invested approximately $7 million in incremental operating expenses for future growth initiatives, including the build-out of our high-value network, the integration of our clinical decision support technology, the development of our ProvideGx program and our recently launched e-commerce initiative.

From a segment perspective, Supply Chain Services non-GAAP adjusted EBITDA was $141.9 million compared to $142.1 million a year ago. Gross profit growth in the direct sourcing business from increased sales of higher-margin products was primarily offset by increased investments in our e-commerce initiative.

In Performance Services, non-GAAP adjusted EBITDA was $28.2 million compared to $37.6 million for the same period a year ago. The decrease was primarily the result of the lower revenue compared to the prior period as well as the ongoing investments in our clinical decision support technology and the high-value network strategy.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Fourth quarter non-GAAP adjusted fully distributed net income was $86.3 million compared to $94.7 million for the same period a year ago, representing non-GAAP adjusted fully distributed earnings per share of $0.68 compared with $0.70 a year ago.

From a liquidity and balance sheet perspective, cash flow from operations for fiscal 2019 was $511.9 million compared with $505.3 million last year. Non-GAAP free cash flow for the fourth quarter was $124.7 million, representing 89% of non-GAAP adjusted EBITDA and totaled $342.8 million or approximately 61% of non-GAAP adjusted EBITDA for the full fiscal year.

Our cash and cash equivalents totaled $141.1 million at June 30, 2019, compared with $152.4 million at June 30, 2018. We ended the year with an outstanding balance of $25 million on our 5-year $1 billion revolving credit facility, which we subsequently paid down on July 15.

And as previously reported, we completed our $250 million share repurchase program during fiscal 2019, repurchasing a total of approximately 6.7 million shares, which added approximately $0.06 to non-GAAP adjusted fully distributed per share results for the full year.

Now let’s turn to our financial guidance for fiscal 2020. We are introducing fiscal 2020 full year guidance based on our historical performance and current expectations for the fiscal year. This guidance incorporates certain key assumptions related to our business and an uncertain political and regulatory environment.

Consistent with prior years, it does not incorporate the impact of any future significant acquisitions that we may undertake. In developing our guidance, we factored in the expected realization of approximately $1.1 billion in estimated revenue that is available under contract for fiscal 2020. This represents approximately 88% to 93% of our consolidated net revenue guidance range, consistent with prior years and assumes the continuation of historical GPO retention and SaaS institutional renewal rates.

So with these key assumptions in mind, our specific fiscal 2020 full year guidance ranges are as follows: Supply Chain Services segment revenue of $872 million to $907 million, representing growth of 2% to 6%; Performance Services segment revenue of $359 million to $373 million, representing growth of negative 1% to positive 3%. Together, these produced consolidated net revenue of $1.231 billion to $1.28 billion, representing growth of 1% to 5% over the prior year.

We expect non-GAAP adjusted EBITDA to be in a range of $566 million to $589 million, reflecting a 1% to 5% increase for the year, and non-GAAP adjusted fully distributed earnings per share is estimated at $2.76 to $2.89, representing an increase of 4% to 9% over prior year results.

Our per share guidance does not reflect the impact of our previously authorized fiscal 2020 $300 million stock repurchase plan. The timing and amount of any share repurchases will be determined by management based on market conditions, share price and other factors.

Given we had completed our $250 million share repurchase program in March 2019, we did not repurchase any shares in the fiscal fourth quarter, and we’ll provide updates regarding our share repurchase activities, if any, on a quarterly basis.

Our fiscal 2020 guidance is also based on additional assumptions and expectations as follows: Overall, we expect non-GAAP free cash flow will approximate 55% to 65% of non-GAAP adjusted EBITDA for the full fiscal year. In Supply Chain Services, our revenue guidance anticipates 1% to 5% net

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Fiscal 2019 Fourth Quarter Conference Call Transcript

administrative fees revenue growth. Mid-range revenue growth assumes continuation of the generally flat patient utilization environment. Growth is expected to be achieved by further penetration of existing member spend, addition of new contracts and growth from new member conversions and ramp-up consistent with historical trends.

Our Supply Chain Services revenue guidance also anticipates 5% to 9% year-over-year growth in our products business. Mid-range for products revenue assumes continued steady member use of our product portfolio, stable product pricing that is not significantly impacted by potential tariffs and the continuation of our periodic aggregated purchasing programs.

In the Performance Services segment, mid-range guidance assumes continuation of our historically high SaaS institutional renewal rates and does incorporate the continuing challenge of hesitant demand in some areas.

Lastly, Performance Services revenue guidance also factors in uncertainty associated with the extension of our hospital improvement innovation network contract with CMS, which generated $14.4 million in fiscal 2019 revenue.

Our 3-year contract expired on June 27, and month-to-month funding has continued in July and August at a reduced level. However, the further continuation of this program is uncertain at this time. Accordingly, our fiscal 2020 guidance range anticipates a partial year contribution from the potential continuation of this program through March 2020, approximating 45% of the revenue contribution we experienced in fiscal 2019, impacting fiscal 2020 Performance Services revenue growth by over 2%.

Looking at the cadence of revenue flow for the year, we currently expect to generate approximately 48% of consolidated revenue in the first half of the year. From a segment perspective, we expect Supply Chain Services to generate approximately 49% and Performance Services to generate approximately 45% of their segment revenue in the first half of the year, respectively.

Looking at profitability. Approximately 48% of consolidated non-GAAP adjusted EBITDA is expected to be generated in the first half of the fiscal year. While Supply Chain Services adjusted EBITDA is relatively consistent across the first and second half of the fiscal year, Performance Services EBITDA is more heavily weighted in the second half of the year as planned revenue growth occurs from the investments in clinical decision support, the high-value network and incremental technology and consulting sales from the recruitment of additional sales professionals.

As a result, we anticipate Performance Services segment revenue to reflect negative year-over-year growth in the first and second quarters, with consolidated non-GAAP adjusted EBITDA showing negative year-over-year growth in the first quarter due to the factors previously discussed.

Our guidance contemplates capital expenditures, primarily capitalized internally developed software and other purchased capital, of approximately $95 million to $100 million for the year, representing 7% to 8% of projected consolidated net revenue. It also anticipates a consolidated non-GAAP adjusted EBITDA margin in the range of 43% to 47% of consolidated net revenue. And our non-GAAP adjusted fully distributed net income calculation will reflect an effective tax rate of 26%.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. On July 31, approximately 1.3 million Class B units were exchanged on a one-for-one basis for shares of Class A common stock. As a result, holders of our Class A common stock now hold more than 50% of the voting

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Fiscal 2019 Fourth Quarter Conference Call Transcript

power for the election of directors, which means Premier no longer qualifies for the controlled company exemption as defined by NASDAQ.

Our company has been anticipating this change, and we expect to comply with all related NASDAQ guidelines in a timely manner, including having a majority of independent directors on our Nominating and Governance and Compensation Committees by the end of October and majority of independent directors on our Board within 1 year. Our Audit and Compliance Committee has always been fully independent. Our next quarterly exchange occurs on October 31.

Thank you for your time today. Now let me turn the call back over to Susan.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Thanks, Craig. I want to conclude our prepared remarks by reiterating that we believe Premier continues to be well positioned for long-term success. We remain a leader in our markets, generating growth across multiple revenue drivers, operating with a flexible, no-debt balance sheet and generating strong free cash flow.

As we pursue our growth strategies, we will continue to rigorously manage expenses, and we remain confident in our ability to further improve financial performance and drive growth and value creation.

Operator, could you please open the call for questions?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from Steven Valiquette of Barclays.

Steven James Valiquette - Barclays Bank PLC, Research Division - Research Analyst

So just in the Performance Services, you mentioned the lower demand for some of those larger consulting engagements. And just drilling a little bit deeper on that, I guess, I’m curious are you seeing any cancellation of contracts? Or is it more of the challenges related to getting customers to pull the trigger on new contracts? And also, I’m just curious if there is any color on just rough ballpark what percent of your overall PS segment is comprised of these types of contracts?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

So I’ll start and then Craig you can answer the second half of the question. From our perspective, what we are seeing is not any discontinuation of those consulting contracts. We have had a number of very large consulting engagements associated with several of the GPO pursuits that we’ve had over the last year or 2. We are in a more normal environment now around GPO recruiting, and so we just have slower growth in some of those large-scale consulting engagements. Craig, maybe you can answer the second half.

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Sure. At a broad level, I would indicate that the cost management consulting arm of our Performance Services segment is typically in the range of — approximately probably 8% to 10% of our total Performance Services revenue.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Operator

And our next question comes from Ryan Daniels of William Blair.

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner and Healthcare Analyst

Maybe a follow-up on that. It was somewhat surprising to hear that in Performance Services, the cost management and quality and safety would be areas of focus or uncertainty. It seems like those would be kind of future-proof regardless of who’s in the office and if you’re moving to value-based care, the need to improve margins and cut costs, in particular, seems prescient. So curious what might be driving that weakness?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Yes. Ryan, I spend a lot of time and Mike and Craig do too out with our provider member customers. And what I would say is all this back-and-forth of regulatory programs and at the same time fee-for-service getting a 3% increase in the market basket payment rate has made sort of staying in fee-for-service a little bit easier in the short term because a lot of the programs, even though the providers know that long term, they’re going to need to assume more risk, they’re going to have to manage cost even more intensely, it’s just lengthening the decision-making and slowing the urgency and momentum around it. So we continue to invest strategically for the long term. We continue to pivot some of our assets to additional markets, but it’s just an urgency and momentum and decision-making thing in the provider segment right now.

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner and Healthcare Analyst

Okay. That’s helpful color. And then, I don’t know if this will ever come to fruition, but I’m curious what your thoughts are on the Prescription Drug Pricing Reduction Act and the potential impact of Section 109 and how they define bona fide service fees and what impact that could have on the GPO, if anything?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Yes. So 2 different questions. We’ve seen a lot of regulatory proposals and programs, including that international pricing index kind of get rolled out, pulled back, rolled out again in a different form. And so we think that one is really hard to accomplish, politically. We do think the pressure on pharma pricing, which we have always supported pressure on pharma pricing because our goal is to lower the cost of pharmaceuticals for health care systems, but we think that particular proposal is going to be very challenging to get moved forward politically.

On the bona fide fee question, I think, we have a very active advocacy group in Washington. We’re very active in differentiating the GPO from PBMs and other things that they are trying to work on. And so for us, we’re working very hard to make sure everybody understands the difference between the GPO and the PBMs and others, and we are not anticipating the effect of that bona fide service fee impact on Premier.

Operator

And our next question comes from Lisa Gill of JPMorgan.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

First, I just wanted to start with Mike’s comment around hiring additional sales people and some incremental sales opportunities. Were you talking around the GPO side of the business? Or are you talking about Performance Services or both of them? And then secondly, as we think about the GPO business, are you seeing anything that’s changing either competitively or structurally in the business today?

Michael J. Alkire - Premier, Inc. - President & COO

So Lisa, this is Mike. Just very quickly. So in general, we’re hiring more commercial assets across the entire business. So we are hiring additional folks to actually recruit new GPO members. But from a sales perspective, I think a majority of the investments we want to make are in these new areas of going after life sciences as well as in the high-value networks. So that’s where we’re making the big investments, that’s where we’re seeing obviously the bigger growth. So we’re going to continue to make the investments in the commercial space for those 2 parts of the organization.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

From a GPO perspective, we don’t see structural changes in the way the GPOs are operating. We have had great success over the last 2 years and significant recruitment of academic health systems. We feel like the market is a more normalized market now for GPO pursuits. We did launch our high-compliance portfolio, which generates double-digit savings to health care systems, started that over a year ago. We will continue that launching several new contracts in that portfolio this year.

And so we continue with a pilot for our end-to-end supply chain management. And I guess, I would just describe it as our health systems really looking for deeper and end-to-end supply chain support. It’s a competitive market. It continues to be a competitive market, but we’re taking sort of that total supply chain value proposition to the customer base.

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

And Susan, would you say that’s really where you differentiated? I mean, clearly, your ownership structure is something that differentiates you from some of the other players in the marketplace. But outside of that, would you say that’s really like your competitive advantage today in the market?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

I think there are 2 big competitive advantages. One is that member retention renewal attachment long-term relationship, that Mike talked about, surrounding the end-to-end capabilities in Supply Chain and Performance Services. I think that’s one. I think the second one really is all of those data assets in Performance Services. When you’ve got data on 45% of the patients and you can connect that back to supply chain, connect that back to total cost improvement and use it to get ready for value-based care, those are the distinct advantages. We are having to deal with this CMS innovation project revenue stream that’s being reduced or it’s even uncertain in total, but I think that the overall relationship with members and all of the capabilities that we can bring long term, we think will continue to be a differentiator.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - President & COO

Susan, if I could add just a couple of things on the technology. So Lisa, to answer your question, I think what differentiates us is we’ve been making a lot of investments in technology really to sort of control the point of order. So that is very, very unique to Premier. We’ve been making investments also to get all the spend under management. So think of all the purchase services and spend that we traditionally don’t really work on today. We’re making big investments - that’s very, very unique to us in terms of our capabilities. So we want to continue to differentiate along the lines of technology. And then secondly, I would also say our contract manufacturing or our direct sourcing capability is very unique to us as well, where we’re actually contract manufacturing products across the globe really to bring the best value back to our health care systems in the U.S.

Operator

And our next question comes from Michael Cherny with Bank of America Merrill Lynch.

Michael Aaron Cherny - BofA Merrill Lynch, Research Division - Director

Thinking about Performance Services again, you talked about some of the government programs that have run out. Is there any way to parse out what that revenue impact is in the outlook for next year versus what the underlying growth rate for Performance Services should be and could become over time?

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Yes. I think, Michael, specifically, as I articulated in my comments, the government contract revenue was $14.4 million in fiscal 2019. There’s been nominal revenue through July and August. We have factored in an assumption that the continuation of that program will continue through March and that we will have approximately $6.5 million or so, which is about 45% of that $14.4 million in fiscal 2020. So that is a 2% headwind to the growth rate for Performance Services. Overall, the government services program was about 4% of our overall Performance Services revenue stream.

Michael Aaron Cherny - BofA Merrill Lynch, Research Division - Director

And then just turning back to the cash flow, very strong finish to the year. As you go forward, I know you don’t have any buyback built into the assumptions, I know you’ve talked about some M&A, is there anything more sizable that you think would make sense as part of the organization, whether it was helping to accelerate the value proposition of Performance Services? Are there any big GPOs that would make sense to drive scale for scale sake or, at this point, $60-plus billion of spend is more than enough to get you what you need?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

No. I think we’re always looking for growth opportunity. So because we have such a wonderful balance sheet, we are continuing to look for anywhere that we can find revenue growth and synergies that make sense long term strategically. We’re going to be disciplined about that activity. I think that we continue with the current and additional sales people to be focused on GPO sales, Performance Services, technology sales, and we continue to look at potential acquisitions in both Supply Chain and Performance Services.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Operator

And our next question comes from Jamie Stockton of Wells Fargo.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

I guess, it sounds like there’s some headwind on the consulting business and you’ve talked about the CMS contract that’s creating a little bit of headwind as well. As far as, I guess, big regulatory issues that clients are focused on right now or things that are overhangs kind of other than the election that people are really focused on that you’re helping them work through, are there 1 or 2 big issues that it seems like your clients are focused on? And I guess maybe how are you helping them work through those issues? If you could just talk about that, that would be great.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Yes. So I think, Jamie, long term they are focused on eventually this movement to value-based care. What’s interesting is that a lot of the private payers follow what Medicare and Medicaid are doing. So if Medicare is slower in implementing some of those programs, the private payers are also slower in implementing some of those programs. We fully expect, when the pressure on Medicare and Medicaid continues from an overall cost perspective, that movement to accelerate long term. And so our health systems actually are continuing to participate and we’re growing our Bundled Payment Collaborative. They’re continuing to participate in our ACO collaborative. We’ve spoken before about MIPS and the new payment models for physicians being less aggressive than they have been in the past, and so we are seeing some softness in that space, which we have seen for the last year or 2 actually.

So I think it’s really what I said before, which is a question of urgency and momentum, not a belief that long term they’re not going to have to reduce cost, improve quality, take risk and have the infrastructure to support all that, which is what they will look to us for.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Okay. That’s great. And then from an investment standpoint and maybe you gave a number and I just missed it, but as we think about the employer focus and some of the stuff that you guys are still doing on the prior authorization front or the sales force investments that Mike mentioned, is there a number that we should think about as kind of what you’re spending on incremental investments in 2020 versus 2019?

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Sure. Jamie, this is Craig. So as I indicated in my remarks, we invested about $7 million in 2019 and for those initiatives, primarily the high-value network, the employer initiative and the continued integration of our clinical decision support activities, we anticipate we’ll incur about $12 million of operating expense and that’s factored into the guidance ranges that we’ve provided.

Operator

And our next question comes from Mohan Naidu of Oppenheimer.

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Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

Maybe a couple of questions on the performance segment, again. I guess on the high-value care network, can you elaborate on what you expect in the next couple of years? And if you compare high-value care network with this CDS and applied science research, which one of these segments should we anticipate to see more traction in the near term versus long term?

Michael J. Alkire - Premier, Inc. - President & COO

Yes. So this is Mike. So in the near term, we expect to see much more traction in life sciences. Obviously, we’ve been in that market for a number of years, and it’s really the evolution of what we’re offering into that market. So in the past, we’ve been offering retrospective kind of data slices and those kinds of things. And in the future, it’s going to be — it’s much more about real world evidence, it’s much more about predictive capabilities and the ability to support really the life sciences organizations as they’re thinking about launching new therapies.

I think what’s different today that we can offer versus in the past is really what we got through the acquisition with Stanson Health, which is our ability to sort of take protocols and actually embed them into the workflow, which is very, very unique for us. And so we do think that that’s a pretty substantial differentiation. It also will support the whole focus on drug trials. So we think that leveraging that technology, again, is very differential that — for us that life sciences might see some value in.

From a high-value network standpoint, obviously, we’re relatively new to this whole market. I think the initial opportunities really are going to be getting our health care systems prepared from a data analytics and an advisory services standpoint. So that’s where we think we’re going to see some initial revenue growth. Maybe longer terms, we see some opportunities from a PMPM standpoint, really supporting the benefit management of our large employers. So that’s the focus both short and long term.

Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

One more quick follow-up, Craig. On the changes in the controlled company exemption, I guess, are the changes expected predominantly at the Board composition level? Or do you need to make any operational or other changes because of this?

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

No. Yes, thanks, Mohan. This is Craig. It’s more governance, so we will just — and have been planning for the recruitment of a couple of additional independent directors over time in order to get to a majority independent Board within the 1-year time frame.

Operator

And our next question comes from Sandy Draper of SunTrust.

Alexander Yearley Draper - SunTrust Robinson Humphrey, Inc., Research Division - MD of Equity Research

A lot of my questions have been asked and answered. But maybe just more broadly when I think about the segment Performance Services, you guys did somewhat of a portfolio evaluation on Supply Chain,

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decided to get out of a segment there, have you guys done the same thing on Performance Services? Are there any areas that you see are underperforming and, at some point, you’re like what’s down the road, this just doesn’t really fit for us, and we may need to exit. Are you willing to look at that? Then I guess the other question is, it sounds like most of this is not competitive, but I just wonder, are there any weak times where you say — or you see in the sales cycle that because you’re not one of the big EHR vendors that you may have a good product, but people want to get everything from somewhere like there? I’m just trying to understand is that a factor here? Or is it really just the consulting business, the choppy market? How much is competition a factor in the growth?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Two questions there. On the first question, we are always open to and evaluating the performance of all of our businesses, and we spoke about rightsizing as — because we’re a diversified business, as the market changes and some things are hotter some years than others, we flex the business. And we’ll always look at how they’re performing, and we did make the decision to exit specialty pharmacy. So I think you’ll continue to see us be disciplined about what we acquire and disciplined about how we manage the business going forward with an openness to any decisions that we need to make.

On the second question around EHRs and the competitive market, it’s interesting, I think, EHRs have been primarily workflow companies for health systems, and our stuff just on top of all the EHRs is EHR agnostic and really gives them the business intelligence they need and the learning and opportunities for improvement that they need. And what we’ve been doing with the acquisition of Stanson is embedding those analytics into the workflow.

And I think when you’re able to do that and you have not only the data from the health system from a workflow perspective but you have all of this data on health systems across the country and you can embed that in the workflow and help providers make decisions, that’s where we think our differentiation is. So we do see EHR vendors making investments, and it is a competitive market for HCIT and for services, but we think we’re differentiated in the depth and breadth of our analytics that sit on top of all those EHRs.

Michael J. Alkire - Premier, Inc. - President & COO

And Susan, if I can add one thing, I think we’ve got a long history of actually working with our health care systems to implement those changes. So the wraparound capabilities that we offer on top of those analytics are very, very unique to us as well and do differentiate us from the EHRs.

Operator

And our next question comes from Dolph Warburton of Nephron Research.

Dolph B. Warburton - Nephron Research LLC - Research Analyst

You mentioned some near-term regulatory uncertainty. However, over the long term, with the changes to the risk-sharing arrangements and the CMS ACOs, are you hearing any early signs from your customers as to whether or not they will continue in a 2-sided risk arrangement? And if so, how that would impact your engagements with these customers? And I have one follow-up.

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Susan Dodson DeVore - Premier, Inc. - CEO & Director

Yes, thanks, Dolph. Obviously, our providers taking 2-sided risk requires more infrastructure and it’s harder. We have seen maintenance and growth in our ACO collaborative, which includes folks who are moving down that path. And so what I would say is that it’s — we are retaining the customers we have there. We’re growing it some. It’s not growing at the rate that it was growing 2 or 3 years ago because I think it’s a bigger level of risk and because there’s more uncertainty in the political environment.

But we continue to see value-based care, double-sided risk, both public and private payers as being the ultimate model for the future, and we continue to make lots of operating and strategic investments in that infrastructure because we believe that’s the long-term future.

Dolph B. Warburton - Nephron Research LLC - Research Analyst

Okay. Great. And just quick housekeeping. Did you go over the cadence of investment throughout the year? And is there any way to qualitatively range kind of the segment EBITDA margins that we should be expecting for fiscal ’20?

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Yes, this is Craig. So relative to the $12 million in incremental operating investments that we have factored into our guidance, that’s relatively consistent throughout the year, so I wouldn’t say there’s a tremendous ramp up or ramp down of that throughout the year, although probably a little bit more heavily weighted in the front half of the year because we’ll begin to get some of the revenue contributions that I highlighted in the back half of the year, which will offset some of the ongoing investment there.

Relative to EBITDA — segment EBITDA, I did talk about the proportion of the EBITDA throughout the year. If you’re asking about from an EBITDA margins perspective, we’d expect fairly consistent Supply Chain Services EBITDA margins in fiscal ’20, although with the slightly higher growth in our — growth rate in our direct sourcing business, we’re always going to have a little bit of a downward trajectory as time goes on relative to that. So if you think overall in the mid-60s — low to mid-60s EBITDA margin for Supply Chain, it will probably tip down a point as the year progresses.

From a Performance Services standpoint, I think the expectation would be we would continue to have EBITDA margins in the mid-30s, where we’ve been operating likely a little bit lower in the front half of the year given some of the lower revenue that we talked about and then you’ll see some of that improvement in the back half of the fiscal year.

Operator

And our next question comes from Stephanie Demko of Citi.

Yueli Zhang - Citigroup Inc, Research Division - Healthcare IT Senior Associate

This is Joy Zhang on for Stephanie. Could you provide some color on the early traction you’re seeing for Stanson Health and if there are any trends in the pipeline to call out?

Michael J. Alkire - Premier, Inc. - President & COO

Yes. I think the early traction really is, as Susan and I have both been mentioning, it’s really all about taking those analytics and embedding them into the workflow. So we’ve been working with a number of

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Fiscal 2019 Fourth Quarter Conference Call Transcript

health care systems that have actually been leveraging our enterprise analytics service. And then working with them and for the most part it’s service line by service line, but really taking those analytics and the insights that our analytics are driving and then writing it — that information into the workflow. And so that’s really sort of the recipe in terms of how we’re doing that in the market.

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

And I think — this is Craig. Financially, the only thing I would add is that in fiscal ’19, it was — we were making an investment in that business. We had a couple of million dollars of revenue post acquisition. We are expecting significant growth in revenues in fiscal ’20 and, as indicated, do expect it to be modestly accretive financially in fiscal 2020.

Michael J. Alkire - Premier, Inc. - President & COO

Yes. And one other area that we’re focused on and that is the whole regulation around PAMA. So putting all those requirements into the workflow, that is another area of focus for us.

Yueli Zhang - Citigroup Inc, Research Division - Healthcare IT Senior Associate

Got it. That’s helpful. And you mentioned it in your opening remarks, but can you just provide more color on the Magellan Health collaboration?

Michael J. Alkire - Premier, Inc. - President & COO

So Magellan Health, we’re working with them on building out capabilities around prior authorization. So they have a lot of interest, obviously, of taking all the insights and the data and the capabilities that we’ve been building out and using it within their prior auth capability. And it’s primarily focused towards utilization management. So they are thinking about, obviously, what’s the most efficient way to actually provide care to a patient and they really love our ability to sort of help them work through the appropriate utilization of procedures within the clinical setting.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

And this is our way into payers and employers and connecting providers to payers and employers. So when we talk about pivoting our assets to new markets, Stanson is definitely one of the ways that we’re going to do that.

Operator

And our next question comes from Richard Close of Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

So just a follow-up on the Magellan. And Mike, I think you said this earlier in terms of some of the newer opportunities maybe per member per month. On Magellan, is that a pilot? Or will you just be — will you be getting any revenue from that? Just thoughts in and around that. And then, Susan, maybe on some of the high-value networks and opportunities there, what are you thinking in terms of the total addressable market opportunity on that side?

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - President & COO

So just really quickly, the Magellan, just to answer your question, is a pilot. So we’re just — we’re trying to help them with sort of utilization protocols, early, early stages. So we’re sort of working through the issues from a utilization standpoint. We are working with another large payer as well in prior authorization, doing some very, very similar stuff. But, again, these are all just in the pilot phase.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Yes. And as it relates to the high-value network, we are a new entrant into that market. We’re really trying to carve our piece, which is what Mike said earlier, and that’s how to help providers make sure they can be included in these centers of excellence and they can have the right cost profile and the right clinical outcomes. And so for us, we think this is a $3 billion or $4 billion addressable market for the piece of it that we think we can garner some revenue flow in. So we’re starting with prior authorization, we’re starting with centers of excellence concepts, we’re starting with how do we mobilize our footprint of providers to do some work directly with employers. It will also likely take the form of pilots in the short term with employers and then it will grow from there.

Operator

And our next question comes from Kevin Caliendo of UBS.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

I always appreciate the amount of detail around the guidance, but I’d like to dig a little bit on that and ask you to talk about which is — if you were to break down the segments in understanding sort of where — how you get to the midpoint of your guidance, but where do you think there is the most delta in any of the 4 business lines that you kind of provide an outlook for — upside, downside, what might drive that, and which one has the highest delta, which one do you think has the least amount of variability in it?

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Sure, Kevin, this is Craig. Thanks for the question. What I would say is just — I’ll answer the delta kind of magnitude in a second. If you think about the lower and upper ends, what I would say is, I talked about the midpoint, the upper end of guidance, clearly, patient utilization trends impact our GPO. So to the extent that we were to see improved utilization over the slightly flat to declining inpatient and outpatient that we’ve kind of consistently been seeing and the improvement in nonacute that we’ve been seeing, that would help us be on the upper end, or if utilization were to significantly decline, which we don’t anticipate, that could push us to the lower end.

In the direct sourcing part of our business, it’s really kind of the steady demand we have. So if we see increased uptake from members for some of our commodity products, that could push us to the higher end. And the only variable, I would say, is the demand and the timing of some of those aggregated purchasing programs that we do can influence direct sourcing.

On the Performance Services side, probably the biggest volatility thing is the HIIN (CMS Hospital Improvement Innovation Network contract) extension because to the extent that, that does not get provided, that is a 2% headwind within that guidance range that we would need to make up. So that could

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push us to the lower end. And then obviously, the ongoing uncertain market and demand will dictate other opportunities and expansion into life sciences and the employer network and our ability to bring on a couple of employers in fiscal ’20. So with all of that background, I would answer, and I don’t think it would surprise you that I think the higher risk in terms of delta is on the Performance Services side of the business versus the Supply Chain Services side of our business.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

That’s very helpful. Can you talk a little bit about the commodity products? Are you seeing increased competition there from the wholesalers and distributors who all seem to be pushing to get more, higher percentage of their volume to be sort of white label or private label products?

Michael J. Alkire - Premier, Inc. - President & COO

Yes, it’s an interesting question. So we’ve obviously had pressure from the distributors since the inception of the program. Our focus is continuing to scale our program, figuring out who are the right partners to continue to vertically integrate with and continue to drive down the costs. So in some cases, we will partner with them where it makes sense, and in some cases, we’ll continue our strategy to contract manufacture of products.

Operator

And our next question comes from John Ransom of Raymond James.

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

Deep in the queue, it’s really hard to be clever, but let me — well, it’s hard for me anyway. Let me just step back. I’m just trying to reconcile mixed messages we hear kind of through the channel. So increasingly, when you talk to providers, they have soured on — at least the ones we’ve talked to, and this is overwhelmingly for profits, so you have a different slice of the world. But the 2 reasons I think they’ve soured on risk-taking: number one, these government programs take forever to get — let’s look at the dialysis industry, with ESCO and Fresenius had a bad experience with that, the pioneer ACOs. One thing is these government programs takes forever to get the data, and it’s hard to sustain a growing profit stream when the expectations on savings get ratcheted up every year. And like I said, the data is murky. So the government programs haven’t really worked out, I don’t think. And then not to mention what you talked about the pause in some of the orthopedic risk-sharing and whatnot.

And then with the commercial side, I’ve heard this expression, the capitation trap, okay, I’ve saved a $1 this year; next year, I’m going to save $1.20; next year, I’m going to save $1.40. And eventually, I guess, it’s a heck a lot easier to sustain some type of growth on a simple fee-for-service model; volume up, one; revenue up, two, than it is to try to squeeze out more savings to ever ratcheting demands of payers and regulators. So is that — could — is it possible 3 to 5 years from now you’re saying, “Gosh, we made a wrong bet on risk-sharing that it just really wasn’t a good set up for the providers and the world didn’t move like we thought it would? Or are we missing something there?

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Susan Dodson DeVore - Premier, Inc. - CEO & Director

I think it’s about time horizons, right? And I think that if you think about 10,000, 11,000 people joining Medicare every day and the Medicaid role has expanded and you think about the challenges of the overall cost of care with all of the new treatments, new drugs, it is going to continue to be a global, when I mean global, U.S. global budget problem for Medicare and Medicaid.

And so I think that 1 of 2 things is going to happen: either there are going to be fee-for-service cuts to death or there are going to be shifts to risk-based models where people truly figure out how to more efficiently deliver the care and get to better outcomes.

What we’re positioning the company for is the infrastructure to deal with a cost-pressured environment in the short term and some kind of payment model in the long term that actually leads to more efficient delivery of care. And the problem with fee-for-service is it doesn’t deliver more efficient and quality of care. And so we’re not saying that all eggs are in a basket of risk-based agreements, what we’re saying is it’s going to be cost-focused, outcomes-focused, efficiency-focused, and some form of various payment models to try to get there. And we think that when the economy is good and fee-for-service payments are going up, it’s easier to not do anything or to enjoy that time. But we strategically as a company continue to prepare for what we think the future is. But none of us have a crystal ball over exactly how long it’s going to take and the timing. Part of the reason that we’re focused on employers is we think employers are increasingly frustrated with the inability to control that cost. And they are seeking new ways to try to control that cost.

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

And so do you think — let’s take a foreseeable time horizon, do you think the model evolves vertically or horizontally? What I mean by that is global capitation-type agreements where hospital systems service many insurance companies and just all you can eat care for $600 a member a month? Or do you think it’s going to be more vertical, let’s bundle this total joint for $22,000.57 and you carve out specific procedures and it goes that way?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

I think you’re going to see both. I actually think that you’re going to end up seeing these broad-based risk overlay population health models, and within those models, you’re going to see bundled payment models or DRG-specific models or dialysis-specific models, oncology-specific models. And so I mean, the challenge we all have is that we’re going to live in a messy world of multiple payment models and multiple ways of trying to solve a problem.

I think at the end of the day, we keep saying the ultimate problem to be solved is overall total cost, is too much variation in care delivery, is clinical outcomes that are not as expected, and is access to care for the whole population. And so it’s going to take so many different forms, particularly when you have political administrations moving in and out. And so you’ve got — we just have to stay focused on what the core problem is that we’re trying to solve for the health care industry at large.

Operator

And our next question comes from Charles Rhyee of Cowen.

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Fiscal 2019 Fourth Quarter Conference Call Transcript

Charles Rhyee - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Susan, maybe I’ll follow up with that. You’ve mentioned earlier on some of the expectations around some uncertainty as we prepare for election season here. But when you look at programs like the government’s efforts within value-based care, that tended to move forward regardless of the administration in the White House. And it sounds like from your expectation that, that trend regardless will continue to move forward. When you talk to the health plan client — health system clients, what is — is it really more just uncertainty around rhetoric and noise that there’s a little, you don’t want to hit the pause button a little bit? Or is it some view that there could be substantial changes that they don’t want to get in front of?

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Well, I think it’s timing. I think that they know the overall concept is coming, but when the programs are specific and they’re very different, even with different administrations, the actual programs are different. They almost, in a way, I think, want to wait till they know what the program is to implement the infrastructure as opposed to what we’re trying to do in terms of working with them to say, let’s figure out how to build this infrastructure for cost management, quality outcomes and assuming risk, and then whatever form these models take, this infrastructure will work for.

But I think it’s just a question of momentum and timing and the urgency with which they think they need to do it versus the — I talk to all of them all the time, and I think they all think that some form of global model for payment is going to come, it has to because we have to get to a more predictable line item budget for Medicare, Medicaid and health care costs for employers. It’s just really a question of urgency and momentum.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Okay. That’s helpful. And then just to drill down — sorry, going back to Stanson real quick. When you’re talking about the efforts you’re doing with your health system clients to embed sort of the decision support into the workflow, is it right now just traditional sort of clinical decision rules that are being embedded into the workflow of EHR? Or is this where we’re trying to move costing information? Because you’ve kind of talked about line — service lines. Is that — and if that’s the case, which groups of doctors are we — are health systems targeting first? Is it like their orthopedic practices? Or is it their primary care? Any kind of sense in which direction they’re moving first would be helpful.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Yes. So what I would say is, think about it this way, think about it first being clinical content, meaning, clinical protocols and guidelines and how to make the right decision for all your physicians in the care that they are being delivered. So Stanson has over 400 sort of clinical protocol, clinical decision support use cases. Then from there, think about new regulatory programs like this PAMA thing, which is clinical guidelines for imaging, advanced imaging, and a regulatory requirement that you go through those clinical protocols, so we’re embedding that. Then think about what Mike talked about, which is prior authorization with Magellan, meaning, get to — what are the guidelines that payers have for what they’re going to approve or not approve and let’s get that in the workflow. So all of that is in process right now with Premier.

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Longer term, think about all of our cost benchmarking and all of our supply chain formularies and think about our ability to take those analytics that sit in separate apps today and embed those in the workflow so a doctor can see that he’s using 3 stents when the average is 1.2 or he can see that he’s getting ready to use a product that’s not on formulary. So we have big plans for where we want to take Stanson, but the stuff you describe is already there today.

Charles Rhyee - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Okay. And that’s helpful. And then, Craig, maybe one just follow-up. When we talk about the Performance Services back half, it sounds like 55% of revenue is more in the back half we’re going to benefit from the investments we made this year — in the first half of this year. How much of that ramp would you say is more from overall investments bearing fruit versus some of what we talked about the — more meaningful contribution from Stanson?

Craig Steven McKasson - Premier, Inc. - CFO, CAO, Senior VP & Treasurer

Yes. It’s really a balance across really the 3 components I talked about. So we do believe we’ll begin to see contributions from the high-value network. We will see some incremental growth — we will see growth in the front half from Stanson as well, but we’ll see incremental growth in the back half of the year from Stanson. And then with the recruitment of sales professionals that we’ve been doing and we’ll continue to do, as they deliver sales, those will convert to revenue in the back half of the fiscal year.

Operator

And ladies and gentlemen, this does conclude our question-and-answer session. I would now like to turn the call back over to Susan DeVore for closing remarks.

Susan Dodson DeVore - Premier, Inc. - CEO & Director

Thanks, everyone, for your time today. I’m sure we’ll meet and we’ll talk with many of you in the weeks and months ahead. Our next quarterly update is currently scheduled for November 5. Thanks so much, and have a great day.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect.